News Release

Artio Global Investors Inc.

Artio Global Investors Inc. Announces July Month-End Assets Under Management

New York – (BUSINESS WIRE) – August 9, 2011 – Artio Global Investors Inc. (NYSE: ART) today reported preliminary month-end assets under management of $45.2 billion as of July 31, 2011, compared to $46.8 billion as of June 30, 2011.

About Us

Artio Global Investors Inc. is the indirect holding company of Artio Global Management LLC ("Artio Global"), a registered investment adviser that actively invests in global equity and fixed income markets, primarily for institutional and intermediary clients.  Headquartered in New York, Artio Global has offices in Los Angeles, Toronto, London and Sydney.

Best known for International Equity, Artio Global also offers a select group of other equity and fixed income investment strategies, including Global Equity, a series of US Equity strategies, High Grade Fixed Income, High Yield and Local Emerging Markets Debt. Access to these strategies is offered through a variety of investment vehicles including separate accounts, commingled funds and mutual funds.

Since 1995 our investment professionals have built a successful long-term track record by taking an unconventional approach to investing. Based on a philosophy of style-agnostic investing across a broad range of opportunities, we have consistently pursued a global approach that we believe provides critical insights, thereby adding value for clients over the long term.

For more information, please visit www.artioglobal.com.

Investors:	Media:
Peter Sands	Neil Shapiro
Head of Investor Relations	Intermarket Communications
+1 212 297 3891	+1 212 754 5423
ir@artioglobal.com	nshapiro@intermarket.com